As filed with the Securities and Exchange Commission on June 9, 1997
================================================================================
                                                                PRELIMINARY COPY

                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               ------------------

[X] Filed by Registrant
[ ] Filed by a Party other than the Registrant
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               ------------------
                         Berkshire Realty Company, Inc.
                (Name of Registrant as Specified in its Charter)
                               ------------------

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration No.:
3) Filing Party:
4) Date Filed:


================================================================================

[PRELIMINARY COPY]


                                [BRI LETTERHEAD]


                                 June ___, 1997




Dear Fellow Shareholder:

         You are cordially invited to attend the Special Meeting in Lieu of the Annual Meeting of Shareholders of Berkshire Realty Company, Inc. to be held on Thursday, August 14, 1997 at the Back Bay Hilton, 40 Dalton Street, Boston, Massachusetts 02115 at 9:00 a.m. Coffee and refreshments will be available at the meeting site beginning at 8:30 a.m.

         The proxy statement that accompanies this letter describes the matters which will be presented at the meeting: (1) The Election of Three Directors; (2) Approval of Non-employee Directors Retainer Fee Plan; and (3) Granting of Conversion Rights With Respect to All Operating Partnership Units-Authorization to Issue Underlying Shares.

         If you intend to attend the Annual Meeting or send a representative please call us at the telephone number below so that we can be assured of having sufficient space for all. We will be pleased to provide directions to anyone so requesting. While we anticipate having the capacity to seat all who desire to attend, if many Shareholders should attempt to attend without informing us we must reserve the right to limit attendance, with those who have called to reserve admission being assured of the right to admission.

         Whether or not you plan to attend the meeting in person it is important that your shares be voted at the meeting. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. Your vote is important, no matter how many shares you may own.

         Thank you for taking the time to review the enclosed materials.

                                           Very truly yours,


                                           David F. Marshall
                                           President and Chief Executive Officer

[PRELIMINARY COPY]


                         BERKSHIRE REALTY COMPANY, INC.
                               470 Atlantic Avenue
                           Boston, Massachusetts 02210

                             ========================

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 14, 1997

                             ========================


TO THE SHAREHOLDERS OF BERKSHIRE REALTY COMPANY, INC.:


         NOTICE IS HEREBY GIVEN that a Special Meeting in lieu of the Annual Meeting of the Shareholders of Berkshire Realty Company, Inc. (the "Company") will be held on Thursday, August 14, 1997 at the Back Bay Hilton, 40 Dalton Street, Boston, Massachusetts 02115 (the "Meeting"), for the purpose of considering and acting upon the following matters, which are more fully described in the attached proxy statement:

          1.   Election of Three Directors;

          2.   Approval of Non-employee Directors Retainer Fee Plan;

          3. Granting of Conversion Rights With Respect to All Operating Partnership Units-Authorization to Issue Underlying Shares; and

          4. Such other business as may properly be brought before the meeting. The Board of Directors at present knows of no other formal business to be brought before the meeting.

     Following the official business, there will be a review of the results of operations for 1996 and management will review the Company's investments and discuss the future outlook of the Company. The Directors and management will be available for questions and discussion after the meeting.

     The Board of Directors has fixed June 16, 1997 as the record date for the determination of the shareholders who will be entitled to vote and receive notice of such meeting or any adjournment or adjournments thereof. A list of such shareholders will be open to the examination of such shareholders for any purpose germane to the Meeting at the Meeting and during ordinary business hours for a period of ten days prior to the Meeting at the office of the Company at 470 Atlantic Avenue, Boston, Massachusetts 02210.


                                                              ------------------
                                                              Scott D. Spelfogel
                                                              Secretary

June ___, 1997

                            -------------------------


PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                PRELIMINARY COPY
                                ----------------

                        PROXY STATEMENT DATED JUNE , 1997
                        ---------------------------------

     This Proxy Statement is submitted to the Shareholders of Berkshire Realty Company, Inc. (the "Company") for solicitation of the accompanying proxy for use at the Special Meeting in lieu of the Annual Meeting of the Shareholders of the Company to be held, for the purposes set forth in this Proxy Statement, at 9:00 a.m. on Thursday, August 14, 1997 at the Back Bay Hilton, 40 Dalton Street, Boston, Massachusetts 02115, or any adjournment or adjournments thereof (the "Meeting"). The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210. This Proxy Statement, together with a Proxy Form, will be mailed to Shareholders on or about June ___, 1997.


                              REVOCABILITY OF PROXY

     The proxy is revocable by the Shareholders at any time before it is voted by filing a later dated proxy, by filing a written notice of revocation with Scott D. Spelfogel, Secretary of the Company, or by voting at the Meeting. Unless so revoked, properly executed proxies will be voted, and where choices are indicated on the proxy, they will be voted as specified, and if no choices are indicated, the proxies will be voted in favor of the proposals on the proxy.


                         PERSONS MAKING THE SOLICITATION

         The solicitation is made by the Board of Directors of the Company.


                                  SOLICITATION

     Solicitation of proxies is to be made by the use of the mails. In addition, representatives of the Company may, under instructions from the Board of Directors and acting only for the Company, solicit such proxies for the Board of Directors in person or by means of telephone calls. The Company does not currently intend to hire a proxy solicitation firm, but may do so in its discretion if necessary to obtain a quorum for the Meeting. The anticipated cost of engaging such a firm could exceed $100,000. The Company will pay all expenses in connection with the solicitation of these proxies.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     Only Shareholders of the Company of record at the close of business on June 16, 1997 will be entitled to vote at the Meeting. As of June 1, 1997 there were 25,480,754 shares of the Company's common stock outstanding. No shares of the Company's preferred stock were outstanding on that date. Each share is entitled to one vote. The Shareholders do not have cumulative voting rights. The holders of a majority of the Company's outstanding common stock represented in person or by proxy, constitute a quorum at the Meeting, but if less than a quorum is present, a majority in interest of those present or the presiding officer may adjourn the Meeting. The Company's by-laws require that elections be by a plurality and that matters be approved by a majority of the votes cast unless a higher number is required for a particular proposal by the certificate of incorporation, by-laws or applicable law. For purposes of Proposal No. 1 (Election of

Directors) proxy cards marked to indicate an abstention will be counted in determining the presence of a quorum, but will not be considered to be a vote cast. For purposes of Proposal No. 2 (Approval of Non-employee Directors Retainer Fee Plan) and Proposal No. 3 (Granting of Conversion Rights With Respect to All Operating Partnership Units-Authorization to Issue Underlying Shares) proxy cards marked to indicate an abstention will be counted in determining a quorum, and will be considered to be "no" votes. Broker non-votes (proxy cards returned unmarked as to a proposal by brokers) will be counted in determining the presence of a quorum but will have no effect on the approval or disapproval of any of the proposals. There are no rights of appraisal or similar rights of dissenters with respect to Proposal No. 1, Proposal No. 2 or Proposal No. 3.

          There are no known beneficial owners of more than 5% of the shares of any class of the Company's stock.

         The following is a summary of the security ownership of management as of June 1, 1997:


TITLE OF CLASS            NAME OF BENEFICIAL               AMOUNT AND NATURE OF             PERCENTAGE
                               OWNER                        BENEFICIAL INTEREST               OF CLASS
--------------------------------------------------------------------------------------------------------
Common Stock               Douglas Krupp                      538,253 Shares(1)                 2.11%(2)
Common Stock               Laurence Gerber                    517,203 Shares(3)                 2.03%(2)
Common Stock               E. Robert Roskind                   10,000 Direct                    (4)
Common Stock               Paul Finnegan                         1000 Shares(5)                 (4)
Common Stock               David M. deWilde                       300 Direct                    (4)
Common Stock               David Marshall                      97,147 Shares(6)                 (4)
Common Stock               Ridge Frew                             395 Direct                    (4)
Common Stock               Marianne Pritchard                   1,000 Direct                    (4)
Common Stock               Dennis Suarez                        1,261 Direct                    (4)
Common Stock               David Olney                          2,552 Direct                    (4)
Common Stock               All Directors and Officers         659,308 Shares(1,2,3)             2.60%(2)
                             as a group



     (1) Mr. Krupp directly owns 10,100 shares and is an indirect beneficial owner of the 512,203 shares held by Berkshire Realty Advisors Limited Partnership, the former advisor to the Company, by virtue of being a director of BRF Corporation, the general partner of Berkshire Realty Advisors Limited Partnership. In the case where Mr. Krupp is a beneficial owner (but not a direct owner) of shares, he has shared voting and investment powers with Mr. Gerber, who also beneficially owns such shares. Mr. Krupp disclaims beneficial ownership of 15,950 shares owned by various members of his family.

     (2) Mr. Gerber and Mr. Krupp, through affiliated companies, collectively own or control units in the operating partnership of which the Company is general partner ("Operating Partnership Units") totaling 16.34%, with the Company owning 80.93% and unaffiliated individuals or entities owning the remaining 2.73%. Together with the direct and beneficial ownership of the Company's common stock shown above, and assuming all outstanding Operating Partnership Units were converted into common stock, Mr. Gerber and Mr. Krupp would directly or indirectly beneficially own common stock aggregating 13.22% (in the case of Mr. Gerber) and 18.05% (in the case of Mr. Krupp) of all outstanding common stock as of June 1, 1997. Assuming all outstanding Operating Partnership Units were converted into common stock, the total amount of common stock directly and indirectly beneficially owned by all directors and officers would aggregate 18.4% of all outstanding common stock as of June 1, 1997.

     (3) Mr. Gerber directly owns 5,000 shares and is an indirect beneficial owner of the 512,203 shares held by Berkshire Realty Advisors Limited Partnership, the former advisor to the Company, by virtue of being a director of BRF Corporation, the general partner of Berkshire Realty Advisors Limited Partnership. In the case where Mr. Gerber is a beneficial owner (but not a direct owner) of shares, he has shared voting and investment powers with Mr. Krupp, who also beneficially owns such shares.

     (4) The amount owned does not exceed one percent of the common stock of the Company outstanding as of June 1, 1997.

     (5) Mr. Finnegan directly owns 700 shares. He disclaims beneficial ownership of 300 shares owned by his wife.

     (6) Mr. Marshall directly owns 90,804 shares. He disclaims beneficial ownership of 6,343 shares owned by various members of his family.

     No director, officer or affiliate of the Company or any associate of such director, officer or affiliate is a party adverse to the Company (or any of its subsidiaries) or has a material interest adverse to the Company (or any of its subsidiaries) in any material proceedings.

     A list of Shareholders as of the record date will be open to the examination of such Shareholders for any purpose germane to the Meeting at the Meeting and during ordinary business hours for a period of ten days prior to the Meeting at the office of the Company at 470 Atlantic Avenue, Boston, Massachusetts 02210.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires directors and executive officers of the Company, and persons who own more than 10% of the issued and outstanding shares of Common Stock, to file reports of beneficial ownership with the Securities and Exchange Commission (the "Commission"). Directors, executive officers and greater than 10% stockholders are required by Commission regulation to furnish the Company copies of all Section 16(a) forms they file.

     Based on a review of the copies of the forms furnished to the Company or representations by reporting persons, all of the filing requirements applicable to its officers, directors and greater than 10% stockholders were met for the year ended December 31, 1996.



                   DIRECTORS, EXECUTIVE OFFICERS AND PROPOSALS

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


         Pursuant to the Company's Restated Certificate of Incorporation, as amended, and By-laws, the

Directors (other than those who may be elected by the holders of any class or series of stock having a preference as to dividends or upon liquidation) are to be, and have been classified, with respect to the time for which they severally hold office, into three classes, with one class to be elected annually. In 1997, the Class 1 Directors must be elected; the Company currently has three Class 1 Directors, all of whom have been nominated for reelection by the Board of Directors for a term expiring in the year 2000. The election will be decided by a plurality vote.


     The following table sets forth the names and ages of each Director of the Company and of the nominees for election as a Director, their offices with the Company, their term of office as a Director and any periods during which they have served as such:

                                    NOMINEES:


                                                                                       No. of Years
Name and Principal Offices with the Company          Age      Class    Term Expires      Director
----------------------------------------------------------------------------------------------------
David M. deWilde, Director**,***                     56       1        1997             4
J. Paul Finnegan, Director**,***                     72       1        1997             7
David F. Marshall, Director, President and
         Chief Executive Officer                     49       1        1997             0*



                  DIRECTORS NOT STANDING FOR ELECTION IN 1997:

                                                                                        No. of Years
Name and Principal Offices with the Company          Age      Class    Term Expires       Director
----------------------------------------------------------------------------------------------------
Laurence Gerber, Director***                         40       2         1998             7
E. Robert Roskind, Director**                        52       2         1998             7
Charles N. Goldberg, Director**                      55       3         1999             7
Douglas Krupp, Chairman of the Board, Director       50       3         1999             1

   *Elected February 28, 1997 to fill vacancy
 **Independent Directors and Members of the Audit Committee
***Members of the Compensation Committee




     David M. deWilde has been Chief Executive Officer of Chartwell Partners International Inc., an executive search firm headquartered in San Francisco, since he founded it in 1989. Mr. deWilde entered the executive search field in 1984 as Managing Director of Boyden International, Inc., where he headed the San Francisco office. His responsibilities in the executive search field have included conducting a variety of senior level searches, primarily for clients in financial services: investment banking, investment management, depositary institutions, mortgage finance and real estate. Mr. deWilde is also currently on the Board of Directors of Silicon Valley Bancshares. Mr. deWilde was Executive Vice President for Policy and Planning of the Federal National Mortgage Association from 1981 until 1983. His prior public service roles included President of the Government National Mortgage Association, Deputy Commissioner of the Federal Housing Administration and Deputy Assistant Secretary of the Department of Housing and Urban Development. Mr. deWilde's private sector background includes investment banking experience both as Managing Director of Lepercq de Neuflize & Co. from 1977 until 1981, and with Lehman Brothers, Inc., in addition to prior legal experience. He has been a member of the New York and Washington, D.C. Bars since 1968 and 1972, respectively. He holds an A.B. from Dartmouth College, a L.L.B. from the University of Virginia and a M.S. in Management from Stanford University. He previously served as a director from 1985 until 1989 of Strategic Mortgage Investors, Glendale, California.


     J. Paul Finnegan is a retired partner of Coopers & Lybrand where he specialized in tax matters. He retired in September 1987 and since then has been engaged in business as a consultant, a director and an arbitrator for the American Arbitration Association and the National Association of Securities Dealers, Inc. Mr. Finnegan is a graduate of Harvard College and Boston College Law School and is a Certified Public Accountant. Mr. Finnegan currently serves as a Trustee of Krupp Government Income Trust and as a Trustee of Krupp Government Income Trust II. He is also currently a director at Scituate Federal Savings Bank.

     David Marshall was elected President of the Company on March 1, 1996 and Chief Executive Officer and Director on February 28, 1997. He was previously President of The Berkshire Group's Berkshire Realty Affiliates since 1991. His duties at Berkshire Realty Affiliates consisted of overall management of The Berkshire Group's realty companies. Prior to that, from July 1986, he served as President of Berkshire Mortgage Finance where he was involved in the start-up phase and ongoing operations of The Berkshire Group's mortgage companies. Before joining The Berkshire Group in July 1986, Mr. Marshall was President of Resource Savings Association and prior to that Mr. Marshall served as a Vice President of Citicorp Real Estate, Inc. He holds a B.S. degree from Michigan State University and an M.B.A. degree from the University of Michigan.

     Laurence Gerber is the President and Chief Executive Officer of The Berkshire Group, and was Chief Executive Officer of the Company until February 28, 1997. Prior to becoming President and Chief Executive Officer in 1991, Mr. Gerber held various positions with The Berkshire Group which included overall responsibility at various times for: strategic planning and product development, real estate acquisitions, corporate finance, mortgage banking, syndication and marketing. Before joining The Berkshire Group in 1984, he was a management consultant with Bain & Company, a national consulting firm headquartered in Boston. Prior to that, he was a senior tax accountant with Arthur Andersen & Co., an international accounting and consulting firm. Mr. Gerber has a B.S. degree in Economics from the University of Pennsylvania, Wharton School, and an M.B.A. degree with high distinction from Harvard Business School. He is a Certified Public Accountant. Mr. Gerber also serves as Director of Harborside Healthcare Corporation.

     E. Robert Roskind is the Chairman and Co-Chief Executive Officer of Lexington Corporate Properties, a self-administered REIT which owns 23 properties, each net leased to a single corporate tenant, and whose shares are listed on the NYSE. Mr. Roskind is also the Managing Partner of The LCP Group, a real estate investment firm based in New York, which has acquired on behalf of the partnerships sponsored by the firm over 400 properties throughout the United States. Most of such properties have been net leased to major U.S. corporations. The LCP Group is the successor to Lepercq Capital Partners and Lepercq Capital Corporation. Mr. Roskind co-founded Lepercq Capital Corporation in 1974 and served as its Chairman. Mr. Roskind is also Chairman of Net Lease Partners Realty Advisors, a registered pension fund advisor, which advises pension funds with respect to the acquisition and subsequent management of properties net leased to major corporations. He is a graduate of the University of Pennsylvania and Columbia Law School and has been a member of the New York Bar since 1970.

     Charles N. Goldberg is a partner in the law firm of Hirsch & Westheimer, P.C. Prior to joining Hirsch & Westheimer, P.C., Mr. Goldberg was the Managing Partner of Goldberg Brown, Attorneys at Law from 1980 to March of 1997. He is a member of the State Bar of Texas. He received a B.B.A. degree and J.D. degree from the University of Texas.


     Douglas Krupp is Co-Chairman and Co-Founder of The Berkshire Group. Established in 1969 as the Krupp Companies, this real estate-based firm expanded over the years within its areas of expertise including investment program sponsorship, property and asset management, mortgage banking, healthcare facility ownership and the management of the Company. Today, The Berkshire Group is an integrated real estate financial services firm which is headquartered in Boston with regional offices throughout the country. A staff of 3,400 are responsible for the more than $3 billion under management for institutional and individual clients. Mr. Krupp is a graduate of Bryant College. In 1989 he received an honorary Doctor of Science in Business Administration from this institution and was elected trustee in 1990. Mr. Krupp also serves as a Director of Harborside Healthcare Corporation.


     The Board of Directors of the Company recommends a vote for election of the three nominees.


                                 PROPOSAL NO. 2

                                   APPROVAL OF
                    NON-EMPLOYEE DIRECTORS RETAINER FEE PLAN

     The Board of Directors has voted, subject to Shareholder approval at the Meeting, to adopt the Berkshire Realty Company, Inc. Directors Retainer Fee Plan (the "Fee Plan").

Background

     The purpose of the Fee Plan is to promote the long-term growth and financial success of the Company by attracting and retaining non-employee directors of outstanding ability and to assist the Company in promoting a greater identity of interest between the Company's non-employee directors and its Shareholders. The Fee Plan allows non-employee directors of the Company to elect to receive payment of all or part of their annual retainer in cash, or in shares of Common Stock, and to defer payments, subject to certain restrictions described below.

Summary of the Fee Plan

     The following summary of the material terms of the Fee Plan is qualified in its entirety by reference to the terms of the Fee Plan, a copy of which is attached to this Proxy Statement as Appendix A. Undefined capitalized terms are defined in Appendix A.

     General: Currently, non-employee directors of the Company receive a Retainer of $25,000 annually for service as directors of the Company, which Retainer is payable in cash on a quarterly basis. The amount of the Retainer, and any Meeting Fees to be paid in the future is subject to increase or decrease by a vote of the Board. There are presently four Eligible Directors. Pursuant to the Fee Plan an Eligible Director may, subject to certain timing requirements set forth in the Fee Plan, elect to receive payment of all or part of (i) the Retainer and/or (ii) Meeting Fees, (a) in cash or in Shares issued at a price per Share equal to 95%-100% of the Fair Market Value of a Share on the date on which such amounts become payable and (b) to defer payments as described below. The discount, if any, from the Fair Market Value will be determined by the Board, but shall equal the discount in effect as the "Reinvested Dividend Discount" under the Company's Dividend Reinvestment and Stock Purchase and Employee Stock Purchase Plans on the date on which the Eligible Director becomes entitled to payment of the Retainer or Meeting Fees.

     Administration: The Fee Plan shall be administered by the Board of Directors, which is authorized to interpret and construe the Fee Plan and to make all determinations and take such actions as are necessary or advisable for the administration of the Fee Plan.

     Common Stock Subject to the Plan: The maximum number of Shares of Common Stock that may be issued pursuant to the Fee Plan is 40,000. In the event of any stock dividend, split, spin-off, split-up, distribution of securities or other property by the Company, the number of Shares available for issuance pursuant to the Fee Plan shall be appropriately adjusted as determined by the Board in its sole discretion.

     Payment of Shares: Each non-employee director who timely elects to receive payment of all or part of his Retainer or Meeting Fees in Shares may also elect to either receive the Shares currently without deferral, or to defer payment of the Retainer or Meeting Fees into a Share Unit Account. At the time of the deferral the Eligible Director must specify a distribution date, which may be:
(i) the first day of the month following the Eligible Director's death; (ii) the first day of the month following the termination of service or retirement of an Eligible Director as a member of the Board; (iii) the first day of a month following an Eligible Director's Disability; (iv) a fixed date in the future at least one year after the date of such deferral, provided that such date is within the Eligible Director's life expectancy as determined at the time of election; or (v) the earliest to occur of (i), (ii), (iii) or (iv).

     Plan Amendments and Termination: The Board may suspend or terminate the Fee Plan at any time and may amend it at any time and from time to time, provided that no amendment or termination may adversely affect any rights of any Eligible Director that have accrued prior to the date of such amendment or termination, and provided further that if Shareholder approval of an amendment is required for continued compliance with the requirements of Rule 16b-3 of the Exchange Act, such amendment shall be subject to obtaining the required Shareholder approval.

New Plan Benefits

     As stated above, currently, non-employee directors of the Company receive a Retainer of $25,000 annually for service as directors of the Company, which Retainer is payable in cash on a quarterly basis. The benefits and amounts that will be received by the Eligible Directors are not otherwise presently determinable. No benefits will be received by any of the named executive officers, the executive officers as a group or any other key employees under the Fee Plan.

Shareholder Vote

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy, and entitled to vote at the Meeting is required to approve the Fee Plan.

         The Board of Directors Recommends a Vote for Proposal No. 2.

                                 PROPOSAL NO. 3


                   GRANTING OF CONVERSION RIGHTS WITH RESPECT
                       TO ALL OPERATING PARTNERSHIP UNITS
                   (AUTHORIZATION TO ISSUE UNDERLYING SHARES)


     The Company seeks to grant conversion rights to those holders of limited partnership interests ("Operating Partnership Units" or "OP Units") in BRI OP Limited Partnership ("OP") who currently do not possess such rights. OP Units with conversion rights may be converted by the holder thereof into either common stock of the Company ("Common Stock") or cash, as selected by the Company. As described below under "Shareholder Vote," the granting of conversion rights to such holders requires the affirmative vote of the holders of a majority of the Common Stock present, in person or by proxy, at the Meeting, provided that the total vote cast on this proposal represents over fifty percent of the Common Stock outstanding.

Background

     The Company believes that its ability to issue Operating Partnership Units in connection with its acquisition of real estate and other assets has played a significant role in enabling it to acquire assets at attractive prices. The Company has found that some owners of properties are motivated to exchange their properties for OP Units, instead of Common Stock or cash, because in many cases such exchange enables such owners to defer their recognition of a gain on the sale of assets. Accordingly, utilizing OP Units as an alternative form of consideration has, in the Company's view, enabled it to compete successfully for assets from owners with special tax needs. In addition, because of the conversion feature of the OP Units described below under "Convertibility of Operating Partnership Units," upon conversion, the OP Units, at the Company's election, may be converted into Common Stock. Thus, the issuance of OP Units by the Company also may serve to increase the capitalization of the Company at an attractive cost.

     From May 1, 1995, the date of the restructuring of the Company into an umbrella partnership real estate investment trust (commonly referred to as an "UPREIT"), through December 31, 1996, the Company has issued an aggregate of 3,413,778 Operating Partnership Units which, if converted into Common Stock on December 31, 1996 at the then current per share price of $9.875, represents approximately $33.7 million in additional equity capital. Approximately 62% of these OP Units were issued in connection with the acquisition of seven multifamily communities, five of which were acquired from sellers unrelated to the Company. From January 1, 1997 through June 1, 1997, the Company issued an aggregate of 2,038,333 additional OP Units in connection with the acquisition of a multifamily asset from an unrelated seller, and the acquisition of the multifamily property management business of the entity that had been performing property management services for the Company. It is the Company's intention to continue to use Operating Partnership Units as a form of currency to grow the asset base of the Company.

Convertibility of Operating Partnership Units


         A significant feature of the OP Units is their convertibility. The Amended and Restated Agreement of Limited Partnership of OP (the "OP Agreement") provides that, subject to compliance with applicable securities laws, the limited partners of OP are granted the right, but not the obligation, to convert all or a portion of each such limited partner's OP Units into Common Stock or cash, as determined by the Company in its discretion, upon the terms and conditions set forth in the OP Agreement. Each OP Unit is convertible into one share of Common Stock, or the cash equivalent thereof.

     Under existing federal tax laws, the owner of real estate or other assets who contributes such assets to OP in exchange for OP Units will not, in most instances, recognize gain in connection with such contribution unless and until such owner exercises his conversion option, or the underlying asset is sold or refinanced. Thus, a real estate owner who contributes his assets to OP in exchange for OP Units may defer his taxable gain at the federal level, while receiving OP Units that are convertible into a liquid security. Although any shares of Common Stock issued upon conversion will not automatically be registered under the Securities Act of 1933, as amended, or listed on the New York Stock Exchange, each OP partner is entitled to the benefits of a Registration Rights Agreement which provides a mechanism for such registration and listing to be accomplished at the Company's expense.

     The OP Agreement provides that certain holders of OP Units shall not have the right to convert such holder's OP Units unless and until specified conditions are met. Specifically, the OP Agreement states that any partner who is a "Related Person" with respect to the Company shall not have the right to convert any OP Units which would, if converted, together with any other OP Units issued to any other Related Person in connection with the same or a related transaction, be converted into a number of shares of Common Stock that exceeds 1% of the outstanding shares immediately prior to the issuance of the OP Units. A Related Person is defined in the OP Agreement as any director or officer of the Company, or any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. The foregoing conversion restriction was incorporated into the OP Agreement to comply with the listing requirements of the New York Stock Exchange and, consistent with those requirements, the conversion restriction will not apply to a Related Person if the approval of Shareholders is obtained to issue shares of Common Stock to such Related Person upon conversion of its or his OP Units, or if the New York Stock Exchange no longer requires that such Shareholder approval be obtained as a prerequisite to the listing of such Common Stock.

OP Units Subject to Conversion Restriction; Interests of Certain Directors in Proposal

     In connection with the restructuring of the Company into an UPREIT and the formation of OP, on May 1, 1995, an affiliate of Berkshire Realty Advisors Limited Partnership, the Company's former investment advisor, contributed to OP $5,000 and its interest in The River Oaks Apartments, a 17-story, 136-unit, multifamily complex located in the exclusive River Oaks area of Houston, Texas, which was valued at $10.5 million and was subject to mortgage debt of approximately $5.4 million. The transferor received 534,975 OP Units (the "River Oaks Units") in exchange for its contribution, having an aggregate value at the time of the transaction of approximately $5.1 million. The transferor is a Related Person with respect to the Company. This transaction (the "River Oaks Transaction") was approved by the Board of Directors of the Company, acting upon a recommendation of a Special Committee comprised of independent directors.

         On March 1, 1996, the Company acquired the advisory and development services business of The Berkshire Companies Limited Partnership, the then investment advisor to the Company (the "Advisor Transaction"), in exchange for 1,300,000 OP Units (the "Base Units"). The Base Units were valued at $13 million at the time of the transaction. Pursuant to the contribution agreement relating to the Advisor Transaction, additional OP Units, up to a total of $7.2 million in value, may be issued to the transferor during the six-year period following the closing of the transaction if certain share price benchmarks are achieved

(the "Additional Units" and, together with the Base Units, the "Advisor Units"). On March 19, 1997 the first share price benchmark was achieved and 109,091 additional OP Units, having an aggregate value of $1.2 million at the date of issuance, were issued to the transferor. The Advisor Transaction enabled the Company to assume the existing Advisory Services Agreement, as a result of which the Company internalized the transferor's investment advisory services capability, and fees that would otherwise have been incurred by the Company in the future for asset management, acquisition and disposition functions were eliminated. The transferor is a Related Person with respect to the Company. The Advisor Transaction was approved by the Board of Directors of the Company, acting upon a recommendation of a Special Committee comprised of independent directors.

     On May 14, 1996, the Company acquired Berkshire Towers (formerly known as The Point Apartments) (the "Point Property"), a 1,119-unit high-rise apartment community located in Silver Spring, Maryland, from a partnership that is majority-owned by certain directors and officers of the Company (the "Point Transaction"). The Company acquired the Point Property, which was valued at approximately $52.3 million, in exchange for (i) 1,600,000 million OP Units (the "Point Units"), to be issued over a three-year period, and (ii) the assumption of $35.5 million of non-recourse indebtedness on the Point Property. The transferor is a Related Person with respect to the Company. The Point Transaction was approved by the Board of Directors of the Company, acting upon a recommendation of a Special Committee comprised of independent directors.

     On March 1, 1997, the Company acquired the multifamily property management business of the entity that had been performing such services for the Company (the "Property Manager Transaction") from an affiliate of certain officers and directors of the Company in exchange for 1,700,000 OP Units (the "Property Manager Units"). The consideration paid by the Company in connection with the Property Manager Transaction was valued, at the time of the transaction, at approximately $17.6 million. The transferor is a Related Person with respect to the Company. The Property Manager Transaction was approved by the Board of Directors of the Company, acting upon a recommendation of a Special Committee comprised of independent directors.

     The River Oaks Units, the Advisor Units, the Point Units and the Property Manager Units are collectively referred to as the "Restricted Units," and the River Oaks Transaction, the Advisor Transaction, the Point Transaction and the Property Manager Transaction are collectively referred to as the "Transactions." The Restricted Units are owned by entities directly or indirectly controlled by Douglas Krupp and/or Laurence Gerber, each of whom is a director of the Company and accordingly has a direct or indirect interest in Proposal No. 3.

Reasons for the Transactions

     The Transactions have resulted in a structural transition for the Company, as it first restructured into an UPREIT in connection with the River Oaks Transaction, then became self-administered in the Advisor Transaction and then self-managed in the Property Management Transaction. The Company believes that by becoming both self-administered and self-managed, it is now structurally on a level playing field with other equity REITS, improving its ability to access the capital markets and implement its growth strategy by virtue of its ability to use OP Units to acquire assets.

         At the time of each of the Transactions, the Company determined that it was in the best interest of the Company not to delay the implementation of the Transactions, and defer the benefits thereof, by then seeking Shareholder approval with respect to the listing on the New York Stock Exchange ("NYSE") of the Common Stock issuable to the Related Persons upon conversion of the Restricted Units. However, as part of the Advisor Transaction, the Point Transaction and the Property Manager Transaction, the Company agreed with the Related Persons that before the Restricted Units in those Transactions could be converted into Common Stock either (a) Shareholder approval would be obtained, or (b) the NYSE would have to eliminate its requirement for Shareholder approval for listing. The Company also agreed to use all reasonable efforts to hold a meeting of its Shareholders to approve the issuance of Common Stock to the holders of Restricted Units who exercised their conversion rights. No such agreement was made with respect to the River Oaks Transaction because, at the time of such Transaction, the transferor had the right under the NYSE rules to list the Common Stock it would receive upon the conversion of its Restricted Units. The OP Agreement was subsequently amended in a manner that resulted in that transferor also having to obtain Shareholder approval in order to exercise its conversion rights. As part of the Point Transaction, the Company also agreed that if the Company failed to obtain such Shareholder approval, and the Point Property is sold by the Company at any time after April 2001, the transferor of the Point Property may "put" its OP Units to the Company for an amount of cash representing the then market value of the OP Units, determined on an as-converted basis (the "Cash Put"). In accordance with the Company's obligation, the Company is hereby soliciting the approval of its Shareholders with respect to the issuance of shares of Common Stock to be listed on the NYSE in connection with the exercise of conversion rights by the holders of Restricted Units.

     The Company believes that it is appropriate for all holders of OP Units to have the benefit of the same convertibility rights. The Transactions in which the Restricted Units were issued have enhanced the Company's asset base and, in the Company's view, were instrumental in assisting the Company in positioning itself as a more competitive equity REIT. The Company has been advised by the Related Persons as well as the third parties who are transferors of the real estate and other assets contributed to the Company that they all regard the conversion feature as an important component of the consideration received by them. Because of the importance of this feature, the Company agreed to solicit approval of its Shareholders in order that it could grant conversion rights to the transferors who are Related Persons. Further, with respect to the Point Units, if the holder thereof is granted conversion rights, the Company will no longer be subject to the Cash Put, which will enable the Company to sell the Point Property without being subject to a potential cash payment obligation.

     If conversion rights are granted with respect to the Restricted Units, however, and if the holders thereof elected to immediately convert all of their Restricted Units, such holders would directly and indirectly hold, together with current share holdings, an aggregate of 18.05% of the Company's Common Stock outstanding as of June 1, 1997 (assuming none of the Additional Units were issued), and thus, subject to the Excess Shares provisions described below if applicable, could be in a position to influence decisions on which Shareholders may vote. This could have the effect of impeding or facilitating the completion of a merger, tender offer or other takeover attempt, or make it more difficult to change the composition of the Board of Directors. However, the Company's Restated Certificate of Incorporation, as amended, provides that if any "person" or "group acting in concert" (as defined therein), together with affiliates thereof, becomes the direct or indirect beneficial owner of more than 9.8% of the then outstanding shares of Common Stock (the "Excess Shares"), among other things, such Excess Shares shall be deprived of voting rights, shall not be included in any quorum count and any dividends and distributions on such shares shall be paid into an escrow account payable to the holder of the Excess Shares at the time they cease to be Excess Shares. Accordingly, if the existing holders of the Restricted Units were granted conversion rights and exercised such rights with respect to all of their Restricted Units, to the extent such holders were deemed to be affiliated persons or a group acting in concert, such holders could be subject to the foregoing Excess Shares provision. The Company has been advised by the holders of the Restricted Units that they have no current intention to convert their Restricted Units upon the grant of the conversion rights (assuming such grant is approved by Shareholders).

Securities to be Issued

     If the Shareholders approve Proposal No. 3, and the holders of the Restricted Units elect to convert all of their OP Units, up to 5,244,066 shares of Common Stock (representing 17.10% of the outstanding Common Stock as of June 1, 1997, including the converted units), plus those shares represented by the Additional Units not issued to date (up to $6 million in value, as described above under "OP Units Subject to Conversion Restriction"), may be issued. All such shares would be additional shares of the Company's outstanding Common Stock and, subject to acceptance for listing thereon, would be listed on the New York Stock Exchange.

Shareholder Vote

     The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Meeting is required to authorize the grant of conversion rights with respect to the Restricted Units and approve the issuance of Common Stock upon exercise of the holder's election to convert such Restricted Units, provided that the total vote cast on this proposal represents over fifty percent of the Common Stock outstanding.

     The Board of Directors Recommends a Vote for Proposal No. 3.


EXECUTIVE OFFICERS

     The following sets forth the names and ages of the Executive Officers of the Company, their offices with the Company and the date such Executive Officers were first elected to their respective offices. Each Executive Officer of the Company is elected annually by the Board of Directors for the ensuing year or until a successor is elected and qualified.

David Marshall, age 49, is President. He was elected President March 1, 1996, and Chief Executive Officer February 28, 1997.

Ridge Frew, age 48, is Executive Vice President of Property Operations. He was elected February 28, 1997.

Marianne Pritchard, age 47, is Senior Vice President/Chief Financial Officer. She was elected March 1, 1996.

David Olney, age 37, is Senior Vice President of Acquisitions. He was elected March 1, 1996.

Dennis Suarez, age 43, is Senior Vice President of Development. He was elected March 1, 1996.

James Jackson, age 62, is Vice President of Human Resources. He was elected February 28, 1997.

Richard Willingham, age 41, is Vice President. He was elected March 1, 1996.

Kenneth Richard, age 41, is Vice President of Finance and Accounting. He was elected May 13, 1997.

Scott D. Spelfogel, age 36, is Secretary. He was elected Assistant Secretary May 7, 1991, and Secretary May 2, 1996.

     Information on Mr. Marshall appears above.

Ridge Frew is the Executive Vice President of Property Operations for the Company and is responsible for the management of 62 multifamily properties located primarily in the southeast and Texas.

He has been in the real estate industry for 28 years. Prior to being elected an officer of the Company, he was a Divisional Vice President with Berkshire Property Management since 1992. Before joining Berkshire Property Management Mr. Frew was President and CEO of McKinley Properties, responsible for the management and disposition of over 14,000 residential units and five million square feet of commercial space located in 16 states. Prior to that he served as Vice President of Olind Jenni Properties and Director of Property Management for Nevada Savings and Loan. Mr. Frew received his B.A. degree from the University of Nevada. He is a former President of the Nevada Apartment Association and a former Western Region Vice President of the National Apartment Association.

     Marianne Pritchard is the Senior Vice President and Chief Financial Officer of the Company. Prior to being elected, she was Senior Vice President and Chief Financial Officer of Berkshire Realty Affiliates. Prior to rejoining The Berkshire Group, she was Vice-President and Controller from July 1989 to August 1991 for Liberty Real Estate Group, a subsidiary of Liberty Mutual Insurance Company. Prior to Liberty, Ms. Pritchard held the position of Controller/Treasurer of Berkshire Mortgage Finance from April 1987 to July 1989. Prior to that, Ms. Pritchard was Senior Audit Manager with Deloitte and Touche, an international accounting and consulting firm. She is a Certified Public Accountant and received her B.B.A. degree in Accounting from the University of Texas.

     David J. Olney is the Senior Vice President of Acquisitions with responsibility for all acquisition, property sales, finance and other asset management activities for the Company. He most recently held a similar position with The Berkshire Group and has held several positions within The Berkshire Group since joining the firm in 1986. Prior to joining The Berkshire Group, he participated in a three-year financial management rotational program with Sanders Associates in Nashua, New Hampshire. Mr. Olney received a B.S. from Bryant College and an M.B.A. from Babson College.

     Dennis Suarez is Senior Vice President of Development. Prior to being elected on March 1, 1996 he served in a similar position with Berkshire Multifamily Development Corporation, part of The Berkshire Group, since January 1994, with responsibility for all development activities. Prior to that he was Vice President of Construction for Lane Management, Realty Construction Corp. His work experience includes commercial high rise, multifamily and single family construction. He earned Bachelor Degrees in Architecture and Building Construction from the University of Florida, and a Bachelor of Arts in Interior Design from Southern College.

     James Jackson is the Vice President of Human Resources for the Company. Prior to being elected on February 28, 1997 he held a similar position with The Berkshire Group since 1987. After graduating law school, Mr. Jackson was Judge Advocate with the U.S. Air Force serving in Korea and Japan. He joined General Electric's Management Training Program and remained with them in various human resource positions for 15 years. He then held the positions of Vice President Human Resources for Helix Technology and GSX Corporation. He received an A.B. from Brown University, M.S. from Union College, and J.D. from Harvard University. He is admitted to the bar in Illinois and Massachusetts.

     Richard Willingham is Vice President in charge of the Company's Atlanta-based acquisitions office, with responsibility for acquisitions, property sales, finance and other asset management activities. He previously served as a Vice President of Acquisitions for The Berkshire Group, since 1989. Before joining The Berkshire Group in 1989, Mr. Willingham was Vice President, Property Sales, for Balcor Company, a national real estate investment firm, where he was responsible for the disposition of over $200 million of real estate held in either debt or equity oriented investment vehicles. He holds a B.S. from the University of Tennessee and an M.B.A. from Wake Forest University.

     Kenneth Richard is Vice President of Finance and Accounting for the Company. In this capacity he has responsibility for directing the accounting, financial reporting and tax planning functions of the Company. Prior to being elected on May 13, 1997 he was Vice President and Treasurer for The Beacon Companies from 1994 to 1997. Prior to rejoining Beacon Mr. Richard was Vice President and Chief Financial Officer of The Codman Company, Inc. in Boston from 1991 to 1994 and from 1988 to 1991, he served as Assistant Treasurer for The Beacon Companies and from 1986 to 1988 he was Controller for The Trammell Crow Residential Company in Boston. Mr. Richard is a Certified Public Accountant having served as a senior auditor for Arthur Andersen & Co. and as an audit manager for Price Waterhouse. Mr. Richard holds a B.S. degree in Business Administration from Northeastern University.

     Scott D. Spelfogel is the Senior Vice President and General Counsel to The Berkshire Group. Before joining the firm in November 1988, he was a litigator in private practice in Boston. He received a Bachelor of Science degree in Business Administration from Boston University, a Juris Doctor Degree from Syracuse University's College of Law, and a Master of Laws degree in Taxation from Boston University Law School. He is admitted to practice law in Massachusetts and New York and is a licensed real estate broker in Massachusetts.

     There are no family relationships amongst the Executive Officers and Directors.

     Messrs. Gerber and Krupp, by virtue of indirect ownership interests in The Berkshire Companies Limited Partnership, the former investment advisor of the Company ("BCLP"), and in Mr. Krupp's case, in the transferor of the Berkshire Towers apartments, are deemed to have direct or indirect material interests in certain transactions. As discussed above under the caption "OP Units Subject to Conversion Restriction; Interests of Certain Directors in Proposal" under Proposal No. 3, on March 1, 1996 the Company acquired the advisory and development services business of BCLP, and on May 14, 1996, the Company acquired Berkshire Towers.

     Prior to the Advisor Transaction, Messrs. Gerber and Krupp were deemed to have direct or indirect material interests in amounts payable by the Company to BCLP pursuant to the Advisory Services Agreement, which was in effect during the first two months of 1996. During January and February, 1996 BCLP managed the Company's day-to-day affairs pursuant to the Advisory Services Agreement, which included responsibilities for the administration of the Company and the selection, acquisition and disposition of investments. On March 1, 1996, the Company acquired the advisory and development services business of BCLP and the Company became self-advised. This acquisition enabled the Company to assume the existing Advisory Services Agreement, as a result of which the Company internalized BCLP's investment advisory services capability, and fees that would otherwise have been incurred by the Company in the future for asset management, acquisition and disposition functions were eliminated. In connection with the Company becoming self-advised, the Company entered into an Administrative Services Agreement pursuant to which BCLP and its affiliates will provide certain administrative services to the Company, such as those relating to shareholder relations, computer systems and support, and human resources.

         For its services to the Company in the first two months of 1996, BCLP received a prorated annual asset management fee equal to .75% of the "Purchase Price" (as defined in the Advisory Services Agreement) of new properties or the principal amount of any mortgage loan investments. There is no asset management fee payable for mortgage backed securities or "Existing Properties" (properties owned at the time of the Company's 1991 exchange offer between Krupp Cash Plus-III Limited Partnership, Krupp Cash Plus-IV Limited Partnership and the Company
(the "Exchange Offer")).

     Under the Advisory Services Agreement, BCLP was entitled to receive an acquisition fee equal to 1% of the total Purchase Price of any new property and
 .5% with respect to the acquisition of mortgage loan investments made by the Company.

     Under the Advisory Services Agreement, upon disposition of any property, BCLP was entitled to receive a disposition fee. In the case of Existing Properties, the disposition fee was to equal 10% of the amount by which the sale price exceeded the higher of either the original Purchase Price or the appraised value as disclosed in the prospectus relating to the Exchange Offer. In the case of properties acquired subsequent to the Exchange Offer, the disposition fee was to equal 10% of the amount by which the sale price exceeded the original Purchase Price of the property.

     In 1996 and the first two months of 1997, the Company had property management agreements with an affiliate of BCLP for services as management agent to the Company's properties. Such agreements provided for property management fees payable monthly at the rate of 6% of gross receipts from office or commercial properties and 5% of the gross receipts from residential properties under management. By becoming self-managed as of February 28, 1997, the Company will no longer be obligated to pay management fees or be liable for reimbursements for multifamily assets, and will receive fees and reimbursements of expenses for managing the assets of others.

     During all or part of 1996, BCLP and its affiliates were also entitled to be reimbursed for certain expenses incurred in connection with the operation of the Company and its properties, including those relating to accounting, computer, insurance, travel and payroll, as well as the preparation and mailing of reports and other communications to the Shareholders. In addition, BCLP and its affiliates were entitled to be reimbursed from the Company for costs incurred in relation to acquisition, disposition and financing activities.

     In addition to the OP Units issued in connection with the Point Transaction and the Advisor Transaction, amounts paid or accrued to BCLP or its affiliates during the year ending December 31, 1996 were as follows:

                                                                1996
                                                                ----

   Property Management Fees                                  $ 4,324,843

   Asset Management Fee                                      $   392,636



   Fees and reimbursements
     for administrative Services                             $   740,273

   Cost reimbursements related to the operation
     of the Company's properties                             $ 1,666,695
                                                             -----------

   Charged to operations                                     $ 7,124,447

   Acquisition Fees                                          $         -

   Disposition Fees                                          $         -
                                                             -----------
                                                             $ 7,124,447


     The Company has an Audit Committee which was established in June, 1991 and a Compensation Committee which was established in February, 1996. There is no Nominating Committee, nor is there any committee performing similar functions. The Audit Committee is comprised of Messrs. deWilde, Roskind, Goldberg and Finnegan, the Independent Directors. Mr. Roskind was elected Chairman of the Audit Committee for 1997; in 1996 Mr. Goldberg served as Chairman. The duties of the Audit Committee include: (1) recommending independent auditors to the Company; (2) reviewing with the independent auditors of the Company the scope of the audit, audit fees and the audit report; (3) reviewing with management and the independent auditors the financial statements for the year; (4) reviewing and approving non-audit services by the independent auditors; and (5) consulting with the independent auditors and, if necessary, with internal financial personnel of BCLP, with regard to the adequacy of internal controls. Additionally, the Audit Committee periodically reviews expense reimbursements and compensation paid by the Company to BCLP and its Affiliates and approves transactions, if any, between the Company and Affiliates of BCLP. The Audit Committee, based upon its reviews, makes recommendations to the Board of Directors that it believes are in the best interests of the Company and the Shareholders. In 1996, the Compensation Committee was comprised of Messrs. Finnegan and deWilde (Mr. Gerber was elected to the Committee on February 28, 1997.) Mr. Finnegan is Chairman. The duties of the Compensation Committee include: establishing the general compensation policy of the Company and BRI OP Limited Partnership, fixing the compensation of the Chief Executive Officer, and administering any stock option plan, and any other employee benefit plans established by the Company or BRI OP Limited Partnership.

     The Board of Directors have regularly scheduled quarterly meetings and special meetings as required. During 1996, the Board of Directors met 5 times and acted 6 times by unanimous written consent. The Audit Committee met 2 times. The Compensation Committee met 3 times and acted once by unanimous written consent. No Director attended fewer than 75% of the total number of meetings of the Board of Directors or committee on which such Director served.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


                     REPORT OF THE COMPENSATION COMMITTEE ON
                COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee of the Board of Directors is responsible for the establishment of all compensation and benefit programs. It sets policy for all compensation decisions with regard to executive officers and determines and approves the President's and Chief Executive Officer's compensation.

Executive Compensation Philosophy

     The general philosophy of all compensation and benefit programs for all employees is to attract, retain, and motivate employees to perform at a level that enhances Shareholders' value. We believe employee and Shareholder interests should be congruent. We encourage employees to become Shareholders. The competition in the marketplace dictates the performance level needed as well as requires payments to employees that are also competitive. Consistent with this overall philosophy the executive compensation philosophy focuses on and rewards individual performance on corporate objectives. Their compensation has three components: Base Salary, Current Year Incentives, and Long-term Incentives. These components are intended to provide the executives a total competitive compensation reflecting results.

Base Salary


     Base salary is generally determined annually to reflect competitive and economic trends, performance of the individual, and overall financial achievements of the Company through their efforts. In the case of Messrs. Gerber and Marshall and Ms. Pritchard, salaries are paid pursuant to their employment agreements. When an individual's responsibilities change in scope and/or complexity, base salary is re-examined and appropriate action taken independently or in conjunction with annual reviews. Executive officers are assigned base salaries which are generally determined by comparing individual responsibilities with industry survey data and internal executive job responsibilities. The objective of the Compensation Committee is to maintain a competitive compensation structure for Company executives, although percentiles vary from position to position.


Current Year Incentives

     The primary method of reward was established through the assistance of outside consultants. The annual bonus process is not only competitive but tied to corporate business plan objectives for the year. The primary approach used for this group is to establish individual objective criteria for each year that addresses the current key objectives with a range of results set in advance that if achieved will result in specific awards. If not achieved, no awards are made for those objectives. These goals are communicated to the individual each year and measured after results are available. The Compensation Committee approves all objectives established and all results to ensure compliance with the process. The President's annual bonus plan is established by the Compensation Committee (in 1996 the Chief Executive Officer was not eligible for a bonus). The President establishes all others in accordance with the policies set by the Compensation Committee. Those executives not on the annual bonus plan are on commission plans that establish payment throughout the year on accomplishment of the preset awards. Those on commissions do not participate in the annual bonus plan. These are established by the President under guidelines provided by the Compensation Committee.

Long-term Incentives

     Executive officers participate in the stock option plan. This plan assists us in further focusing participants' interest on those of the Shareholders. As with all components of compensation, awards under the plan consider individual contributions to results.

Chief Executive Officer Compensation

     As Chief Executive Officer, Mr. Gerber was compensated during 1996 pursuant to his employment agreement described below. Mr. Gerber's salary was based on his role as part time Chief Executive Officer of the Company, and reflected the Compensation Committee's estimate of an appropriate salary based upon the time Mr. Gerber was expected to devote to the Company, his background and experience, and the demands of the job, in addition to the general factors discussed above. No bonus was paid to Mr. Gerber for 1996; the option grant was negotiated as part of his original employment contract and included consideration of Mr. Gerber's past and expected future contributions to the Company, and data from an outside consultant.

COMPENSATION COMMITTEE
Paul Finnegan, Chairman
David M. deWilde


     The following table provides compensation information for the Company's Chief Executive Officer and the Company's four most highly compensated Executive Officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"), whose total salary and bonus exceeded $100,000 for the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                  Compensation
                                            Annual Compensation(1)                   Awards
                                            ----------------------                   ------
                                                                                  Securities
      Name and                                                                     Underlying
Principal Position                     Year        Salary($)       Bonus($)        Options(#)
------------------                     ----        ---------       --------       ------------
Laurence Gerber                        1996         85,520            -             200,000
  Chief Executive
  Officer(2) and Director

David Marshall                         1996        272,500         113,100          200,000
  President(2)

Marianne Pritchard                     1996        131,623          46,158           40,000
  Senior Vice President
  and Chief Financial
  Officer

David Olney                            1996        125,685          83,260           40,000
  Senior Vice President
  of Acquisitions

Dennis Suarez                          1996        123,276          55,750           40,000
  Senior Vice President
  of Development

(1) The Annual Compensation amounts reflect ten months of compensation due to the Company becoming self-administered on March 1, 1996.

(2) Mr. Gerber resigned as Chief Executive Officer on February 28, 1997 and Mr. Marshall was appointed to the position on that date.

     The Company entered into employment agreements with Laurence Gerber, David Marshall and Marianne Pritchard. Each agreement commenced on March 1, 1996 and continues until December 31, 1998, except that Mr. Gerber's employment as an officer terminated on February 28, 1997 upon his resignation. Mr. Gerber's agreement provided for an annual base salary of not less than $100,000, while their agreements provided for $325,000 for Mr. Marshall and $157,000 for Ms. Pritchard. Such salaries may be increased at the sole discretion of the Board of Directors. Bonuses, if any, are also at the sole discretion of the Board of Directors. If any of the employment agreements are terminated by the Company other than for cause, the employee is entitled to receive all accrued but unpaid salary. In addition, certain termination payments are required. In the case of Mr. Gerber, the agreement provided that he would be paid severance compensation in twelve monthly installments (which Mr. Gerber waived upon his resignation). Mr. Marshall's agreement provides for eighteen months of severance payments, while Ms. Pritchard's provides for nine months at the same rate as the base salary in effect at the date of termination.

     The following table provides option information for the Named Executive Officers as of December 31, 1996. No options have been exercised by the Named Executive Officers as of December 31, 1996.


                        OPTION GRANTS IN FISCAL YEAR 1996

                                                                                     Potential Realized
                                                                                     Value at Expiration
                                                                                     Date at Assumed
                                                                                     Annual Rates of Stock
                                                                                     Price Appreciation for
                                         Individual Grants                           Option Term (in thousands)(1)
                         -----------------------------------------------------------------------------------------
                                         % of Total
                                          Options
                          Number of      Granted to
                         Securities      Employees
                         Underlying      in Fiscal        Exercise     Expiration
Name                      Options           Year         Price $/Sh       Date         5%($)      10%($)
----                     ---------       ----------     ------------   ----------     ------      ------
Laurence Gerber           200,000           32%            9.75         2-28-06        1,226       3,108

David Marshall            200,000           32%            9.75         2-28-06        1,226       3,108

Marianne Pritchard         40,000            6%            9.75         2-28-06          245         622

David Olney                40,000            6%           10.25          5-1-06          258         653

Dennis Suarez              40,000            6%           10.25          5-1-06          258         653


(1) Values calculated using 5% and 10% annual rates of appreciation of market price over the option term less original exercise price.


                         AGGREGATED OPTION EXERCISES IN
                    FISCAL YEAR 1996 AND FY-END OPTION VALUES


                                                                  Number of
                                                                 Securities            Value of
                                                                 Underlying           Unexercised
                                                                 Unexercised          in-the-Money
                                                                  Options at           Options at
                                                                 Fiscal Year-         Fiscal Year-
                                Shares             Value            End (#)              End ($)
                              Acquired on         Realized       Exercisable/         Exercisable/
Name                          Exercise (#)          ($)          Unexercisable        Unexercisable
----                          ------------      ------------     -------------        -------------
Laurence Gerber                    0                 0            0/200,000             0/25,000

David Marshall                     0                 0            0/200,000             0/25,000

Marianne Pritchard                 0                 0            0/ 40,000             0/ 5,000

David Olney                        0                 0            0/ 40,000               0/0

Dennis Suarez                      0                 0            0/ 40,000               0/0



      During 1994, 1995 and the first two months of 1996 all of the Executive Officers of the Company were employees of BCLP, which had been retained to manage the Company's day-to-day affairs, subject to the Board's control and supervision. Employees of BCLP did not receive directly any remuneration from the Company, including options, stock appreciation rights, or rights under any long-term incentive plan (except that one employee of BCLP was granted certain stock options in 1996). Such employees were otherwise compensated for their services, including services relating to the Company, by BCLP.


Director Compensation

     Independent Directors shall be entitled to receive compensation from the Company for serving as Directors at the rate of $25,000 per year, subject to increase in future years with the prior approval of the Board of Directors. During 1996 each independent director received $25,000 for his services. There were no other arrangements for the Company to compensate any director during 1996.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. deWilde and Finnegan comprised the Compensation Committee in 1996. Neither of these directors is or has been an officer or employee of the Company.


                                PERFORMANCE GRAPH

      The Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1991 to December 31, 1996, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index and the NAREIT Equity REIT Total Return Index securities (excluding health care) over the period. The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock, in the Standard & Poor's 500 Composite Stock Price Index and in the NAREIT Equity REIT Total Return Index securities (excluding health care), and assumes reinvestment of dividends, if any.

      The NAREIT Equity REIT Total Return Index (excluding health care) is published by the National Association of Real Estate Investment Trusts, Inc. Index data reflect monthly reinvestment of dividends and are based upon the monthly closing prices of shares of all tax-qualified equity REITs (real estate investment trusts at least 75% of whose gross invested assets are invested in real estate equities, excluding healthcare), including the Company, listed on the NYSE and the American Stock Exchange and traded in NASDAQ National Market System. At December 31, 1996, this Index included 159 equity REITs with a total market capitalization of $73.59 billion.


                 [Tabular Representation of Performance Graph]


                      1991        1992        1993        1994        1995        1996
                      ----        ----        ----        ----        ----        ----
NAREIT EQUITY        100.0       114.59      137.11       141.46     163.06       220.56

S&P 500              100.0       107.67      118.43       119.97     164.88       202.79

BERKSHIRE            100.0       114.14      156.30       144.66     162.50       182.03


                              INDEPENDENT AUDITORS

     Coopers & Lybrand has served as independent auditors to the Company since its formation. The Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of Coopers & Lybrand as auditors for 1997.

     A representative of Coopers & Lybrand is expected to be present at the Meeting to respond to appropriate questions and to make a statement should he or she desire to do so.

     The Company's By-laws do not require that Shareholders approve the appointment of independent auditors.


                                  ANNUAL REPORT

     The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1996, was forwarded to each stockholder on or about March 31, 1997.


                                  OTHER MATTERS

     The Board of Directors is not aware of any other formal matters to be presented at the meeting. Pursuant to the By-laws, only such business shall be conducted, and only such proposals shall be acted upon, as shall be properly brought before the Meeting, either by the Board of Directors, or by any Shareholder of the Company who timely complies with the notice procedures set forth in the By-laws of the Company.

                                                 By order of the Board
                                                 of Directors


                                                 ------------------
                                                 Scott D. Spelfogel
                                                 Secretary



                             SHAREHOLDERS' PROPOSALS

     If any Shareholder wishes to submit a proposal to be voted on at the 1998 Meeting of Shareholders, the Shareholder must submit the Proposal to the Company on or before December 1, 1997.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-10660) are incorporated herein by reference:

(a) Annual Report on Form 10-K for the year ended December 31, 1996; and
(b) Quarterly Report on Form 10-Q for the three month period ended March 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Proxy Statement and prior to the date of the Meeting of Shareholders to which this Proxy Statement relates shall be incorporated by reference in this Proxy Statement and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Berkshire Realty Company, Inc., 470 Atlantic Avenue, Boston, Massachusetts 02210, Attention: Scott D. Spelfogel, Telephone (617) 556-8100.


                                    IMPORTANT

     PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                   APPENDIX A



                         BERKSHIRE REALTY COMPANY, INC.
                           DIRECTORS RETAINER FEE PLAN

                                 JANUARY 1, 1997


     1. Purpose. Berkshire Realty Company, Inc., a Delaware corporation (the "Company"), hereby adopts this Directors Retainer Fee Plan (the "Plan") to promote the long-term growth and financial success of the Company by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company's non-employee directors and its stockholders.

     The Plan is intended to allow directors participating in the Plan to qualify for exemption from Section 16(b) of the Securities Exchange Act of 1934, as amended, by complying with the requirements of Rule 16b-3 with respect to fees deferred hereunder.

     2. Administration.

     (a) The Plan shall be administered by the Board of Directors ("Board").

     (b) The Board shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and all documents executed pursuant to the Plan (including all Election Forms),
(iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make any determination necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

     (c) The determination of the Board on all matters relating to the Plan or any document executed pursuant to the Plan shall be conclusive.

     (d) No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

     3. Eligibility. Only directors of the Company who are not employees of the Company or any affiliate of the Company ("Eligible Directors") shall participate in the Plan.

     4. Common Shares Subject to the Plan.

     4.1 Shares. For purposes of the Plan, "Shares" shall mean shares of common stock, par value $.01 per share, of the Company and any other stock into which such common stock shall thereafter be changed by reason of any merger, reorganization, recapitalization, consolidation, split-up, combination of shares or similar event as set forth in and in accordance with this Section 4.

     4.2 Shares Available for Awards. Subject to Section 4.3 (relating to adjustments upon changes in capitalization), as of any date, the total number of Shares issuable under the Plan shall be 40,000. Shares that shall be issuable pursuant to the Plan shall be authorized and unissued Shares, treasury Shares or Shares purchased by or on behalf of the Company in open-market transactions.

     4.3 Adjustments. In the event of any merger, reorganization, recapitalization, consolidation, sale or other distribution of all or substantially all of the assets of the Company, any stock dividend, split, spin-off, split-up, split-off, distribution of securities or other property by the Company, or other change in the Company's corporate structure affecting the Shares, the number of Shares issuable under the Plan and the Share Units (as defined in Section 5.3) then credited pursuant to Section 5.3 shall be appropriately adjusted as determined by the Board in its sole discretion.

     5. Payment of Retainer and Meeting Fees.

     5.1 In General. Subject to timing requirements set forth in Sections 5.2 and 5.3 below, commencing on the effective date of the Plan, each Eligible Director may elect to receive payment of all or part of (i) the annual cash retainer payable to such Director for services as a member of the Board and its committees (the "Retainer") and/or (ii) fees payable to such Director for meetings of the Board or committees of the Board ("Meeting Fees"), (a) in cash or in Shares issued at a price per Share equal to 95%-100% of the Fair Market Value of a Share on the date on which such amounts become payable and (b) to defer payments in accordance with the provisions of Section 5.3. The discount, if any, from the Fair Market Value at which Shares are issued under the Plan will be determined from time to time by the Board in its sole discretion. The amount of said discount shall equal the discount in effect as the "Reinvested Dividend Discount" under the Company's Dividend Reinvestment and Stock Purchase and Employee Stock Purchase Plans on the date on which the Eligible Director becomes entitled to payment of the Retainer or Meeting Fees, as the case may be. The discounted price per Share shall be referred to herein as the "Discounted Fair Market Value." In the absence of any Current Payment Election or Deferred Payment Election made pursuant to Sections 5.2 and 5.3, respectively, all payments of Retainer and Meeting Fees shall be paid to the Eligible Directors in cash within sixty (60) days after such amount becomes payable.

     5.2 Election To Receive Shares Without Deferral. An Eligible Director may elect to receive payment of all or part of Retainer and/or Meeting Fees in Shares by submitting an election form ("Current Payment Election Form") to the Company prior to the date when such Retainer or Meeting Fees are payable, indicating the percentage of the Retainer and/or Meeting Fees that are to be paid in Shares. A Current Payment Election Form shall be effective only with respect to Retainer and Meeting Fees that become payable after the date such Current Payment Election Form is submitted to the Company and shall not be effective unless and until the election made therein to acquire Shares is approved by the Board. Any election made under this Section 5.2 shall continue in full force and effect until revoked by notice to the Company, until superseded by a new Current Payment Election Form or unless no longer permitted by law or regulations (including Rule 16b-3).

     5.3 Elective Deferrals. An Eligible Director may elect to defer the payment of Retainer and/or Meeting Fees into a Share Unit Account (as described in
Section 5.4 below) by submitting an election form (a "Deferred Payment Election Form") to the Company prior to the year of service with respect to which such Retainer or Meeting Fees are to be paid to the Eligible Director indicating: (i) the percentage of the Retainer and/or Meeting Fees that are to be deferred and
(ii) the date on which the commencement of payments of deferred amounts (the "Distribution Date") should begin, as contemplated by Section 5.5(a). A Deferred Payment Election Form shall become effective with respect to the Eligible Director's Retainer and Meeting Fees becoming payable with respect to services performed in the calendar year following the calendar year in which such Deferred Payment Election Form is submitted to the Company. An election under this Section 5.3 shall continue in effect until revoked by notice in writing to the Company, until superseded by a new Deferred Payment Election Form or unless no longer permitted by law or regulation (including under Rule 16b-3), provided, however, that no revocation of a Deferred Payment Election Form or supersession of such form by submission of a new Deferred Payment Election Form shall be effective to make any change with respect to amounts deferred pursuant to previously filed Deferred Payment Election Forms or shall be effective with respect to Retainer Fees and Meeting Fees to be paid to the Eligible Director in respect of services in the calendar year in which such revocation or supersession occurs. An Eligible Director may designate, in a Deferred Payment Election Form, one or more beneficiaries to receive any distributions under the Plan upon the death of the Eligible Director, and such designation may be changed at any time by submitting a new designation to the Company, which shall become effective immediately upon receipt by the Company.

     5.4 Share Unit Account. An Eligible Director may elect to have the portion of the Retainer and Meeting Fees deferred by such Eligible Director pursuant to a properly completed Deferred Payment Election Form under Section 5.3 (the "Deferred Amount") credited to an account (a "Share Unit Account") in units which are equivalent in value to Shares ("Share Units"). The Deferred Amount allocated to the Share Unit Account shall be credited to the Share Unit Account as of the first business day following the date on which the Eligible Director becomes entitled to payment of the Retainer or Meeting Fees, as the case may be, and the number of Share Units credited to such Share Unit Account shall be an amount equal to the results obtained by dividing (i) the Deferred Amount allocated to the Share Unit Account by (ii) the Discounted Fair Market Value of a Share on the first business day following the date on which the Eligible Director becomes entitled to payment of the Retainer or Meeting Fees, as the case may be. If Share Units exist in an Eligible Director's Share Unit Account on a dividend record date for the Company's Shares, the Share Unit Account shall be credited, on the dividend payment date, with an additional number of Share Units equal to (i) the cash dividend paid on one Share, times (ii) the number of Share Units in the Share Unit Account on the dividend record date, divided by
(iii) the Discounted Fair Market Value of a Share on the dividend payment date.

     5.5 Distributions.

     (a) Distribution Date. Each Eligible Director shall designate on a Deferred Payment Election Form one of the following dates as a Distribution Date with respect to the Deferred Amount credited to the Eligible Director's Account thereafter: (i) the first day of the month following the Eligible Director's death; (ii) the first day of the month following the termination of service or retirement of an Eligible Director as a member of the Board; (iii) the first day of a month following an Eligible Director's Disability (as defined in Section
7); (iv) a fixed date in the future at least one year after the date of such deferral as specified by the Eligible Director on a Deferred Payment Election Form, provided that such date is within the Eligible Director's life expectancy determined at the time of the election; or (v) the earliest to occur of (i),
(ii), (iii) or (iv).

     (b) Distribution Method. Distributions shall be made from the Eligible Director's Share Unit Account in a single payment in the form of whole Shares, valued at their Fair Market Value on the date as of which distributions are made, and cash representing any fractional interest in a Share.

     6. Fair Market Value. "Fair Market Value" shall mean, with respect to each Share for any day:

     (a) the mean between the high and low sales prices of the Shares as reported on the composite tape for securities traded on the New York Stock Exchange for the immediately preceding trading date (or if not then trading on the New York Stock Exchange, the mean between the high and low sales prices of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares; or

     (b) if there shall be no public market for the Shares on such date, the Fair Market Value of the Shares as determined in good faith by the Board based upon a valuation of an independent appraiser.

     7. Definition of Disability. "Disability" shall mean any condition which causes an Eligible Director to be unable to substantially perform his services as a member of the Board for a period of three consecutive months or for an aggregate of five months within any 12-month period.

     8. Issuance of Certificates.

     8.1 Restrictions on Transferability. All Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable or legally necessary under any laws, rules, regulations and other legal requirements, including, without limitation, those of any stock exchange upon which the Shares are then listed and any applicable federal, state or foreign securities law.

     8.2 Compliance with Laws. Anything to the contrary herein notwithstanding, the Company shall not be required to issue any Shares under the Plan if, in the opinion of the Company's legal counsel, the issuance and delivery of such Shares would constitute a violation by the Eligible Director or the Company of any applicable law or regulation of any governmental authority, including, without limitation, federal and state securities laws and the rules of any stock exchange on which the Company's securities may then be listed. If and to the extent that the Board determines that it would be illegal, impracticable or inadvisable to issue Shares under the Plan, or to the extent Shares are unavailable, the Board shall make any distribution of Shares otherwise required under the Plan in cash or such other property as may be reasonably acceptable to the distributee.

     9. Withholding and Other Obligations. The Company shall require as a condition of delivery of any Shares to an Eligible Director that such Director remit an amount sufficient to satisfy any foreign, federal, state, local and other governmental withholding tax requirements relating thereto and any indebtedness or other obligation of the Eligible Director to the Company.

     10. Plan Amendments and Termination. The Board may suspend or terminate the Plan at any time and may amend it at any time and from time to time, in whole or in part, provided that no amendment or termination may adversely affect any rights of any Eligible Director that have accrued prior to the date of such amendment or termination, and provided, further, (a) that any amendment for which shareholder approval is required by law or in order to maintain continued qualification of the Plan under Rule 16b-3 shall not be effective until such approval has been obtained, and (b) that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     11. Listing, Registration and Legal Compliance. If the Board shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance of Shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained. The term "Consent" as used herein with respect to any Plan Action means (i) the listing, registration or qualification of any Shares issued under the Plan on any securities exchange or under any foreign, federal, state or local law, rule or regulation, (ii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, or (iii) any and all written agreements and representations by an Eligible Director with respect to the disposition of Shares or with respect to any other matter which the Board shall deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made.

     12. Right of Discharge Reserved. Nothing in the Plan shall confer upon any Eligible Director the right to continue in the service of the Company or affect any right that the Company may have to terminate the service of such Eligible Director.

     13. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company, any affiliate or the Board from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     14. Rights Not Transferable or Subject to Alienation. No rights granted to an Eligible Director under this Plan may be sold, assigned or otherwise transferred by the Eligible Director other than by will or the laws of descent or distribution; all rights granted to an Eligible Director under this Plan may be exercised during the Eligible Director's lifetime only by such Eligible Director. An Eligible Director's rights to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by his creditors or his beneficiaries.

     15. Rights as a Shareholder. An Eligible Director shall have no rights as a shareholder of the Company with respect to any Shares issuable under the Plan until such Shares have been delivered to the Eligible Director.

     16. Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. The Plan shall not establish any fiduciary relationship between the Company and any Eligible Director or other person and shall constitute a mere promise by the Company to make payments in the future. The Company may, in its sole discretion, establish a separate trust to hold assets set aside to provide benefits under the Plan, provided that no Eligible Director shall have an interest in the assets of any such trust, and the assets of such trust shall be available to pay claims of the Company's general creditors on such terms and conditions as the trust may provide. To the extent any person holds any rights by virtue of a pending deferral under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

     17. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.

     18. Severability. If any portion of the Plan is declared by any court or governmental authority to be invalid, such invalidity shall not affect any portion not declared to be invalid. Any portion so declared to be invalid shall, if possible, be construed in a manner which will give effect to the terms of such portion to the fullest extent possible while remaining valid.

     19. Notices. All notices and other communications hereunder shall be given in writing and shall be personally delivered against or sent by registered or certified mail, return receipt requested or by reputable overnight delivery service. Any notice shall be deemed given on the date of delivery or mailing, and if mailed, shall be addressed (a) to the Company, at 470 Atlantic Avenue, Boston, Massachusetts 02210, Attention: Board of Directors, and (b) to an Eligible Director, at the Eligible Director's principal residential address last furnished to the Company. Either party may, by notice, change the address to which notice to such party is to be given.

     20. Section Headings. The Section headings contained herein are for convenience only and are not intended to define or limit the contents of said Sections.

     21. Effective Date. This Plan shall become effective as of January 1, 1997 upon approval by the Directors subject to ratification by the holders of the Company's Common Stock at the next annual meeting of shareholders.

     22. Exculpation. It is understood that the obligations incurred by the Company with respect to this Plan do not constitute personal obligations of the Directors, officers, employees or shareholders and shall not create or involve any claim against, or personal liability on the part of, them or any of them. The Eligible Directors agree not to seek recourse against any such Directors, officers, employees or shareholders, or any of them or any of their personal assets for satisfaction of any liability under or with respect to the Plan.

                                  DETACH HERE                              BRC F


                         BERKSHIRE REALTY COMPANY, INC.
PROXY

The undersigned hereby appoints Laurence Gerber and David F. Marshall, and each of them, as proxies, with full power of substitution in each, to vote all the shares of Berkshire Realty Company, Inc. of the undersigned at the Special Meeting in lieu of the Annual Meeting of the Shareholders to be held Thursday, August 14, 1997 at 9:00 a.m. at The Back Bay Hilton, 40 Dalton Street, Boston, Massachusetts 02115 and any adjournment thereof as specified on the reverse side.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                   |-----------|
                                                                   |SEE REVERSE|
                                                                   |    SIDE   |
                                                                   |-----------|

                                  DETACH HERE                              BRC F

[X] Please mark
    votes as in
    this example.

This proxy is solicited by the Board of Directors and may be revoked prior to exercise. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. In the absence of direction, this proxy will be voted FOR Items 1, 2 and 3.

1. Election of Directors

Nominees: David M. deWilde, J. Paul Finnegan and David F. Marshall

          FOR [ ]     AUTHORITY WITHHELD [ ]


[ ]___________________________
Instruction: To withhold authority for one of the above nominees, write that nominee's name on line above.


2. Approval of the Company's Non-Employee Directors Retainer Fee Plan.

         FOR [ ]     AGAINST [ ]       ABSTAIN [ ]


3. Granting of Conversion Rights with Respect to All Operating Partnership Units (Authorization to Issue Underlying Shares)

4. Other Business.

  In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting. The Board of Directors at present knows of no other formal business to be brought before the meeting.

      IF YOU PLAN                                   MARK HERE
      TO ATTEND                                    FOR ADDRESS
     THE MEETING     [ ]                           CHANGE AND    [ ]
   INDICATE NUMBER                                NOTE AT LEFT
   OF ATTENDEES
     IN THE BOX

Important: Please sign exactly as name appears hereon. Executors, Administrators, Guardians. Attorneys or any other representative should give full title. Corporate stockholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.


Signature:_____________________ Date:_______ Signature: __________ Date:________